Exhibit 10.6

CHANGE IN CONTROL SEVERANCE AGREEMENT
COMMONWEALTH NATIONAL BANK

This Agreement is made and entered into, effective as of May 30, 2008, by and between Commonwealth National Bank, a national bank with its principal office and place of business at 33 Waldo Street, Worcester, Massachusetts (“Bank”) and Charles R. Valade, a resident of Sutton, Massachusetts (“Executive”).  This Agreement constitutes a restatement, in its entirety, of the agreement entered into by and between the parties effective as of May 18, 2006.

WITNESSETH:

WHEREAS, Executive is employed by Bank and its parent, CNB Financial Corp. (the “Company”), as President and Chief Executive Officer;

WHEREAS, the Board of Directors of Bank considers it to be in the best interests of Bank and the stockholders of Company to foster the continued employment of Executive in the event of a Potential Change-in-Control (as hereinafter defined);

WHEREAS, Bank desires to assure Executive of what it considers to be fair and reasonable terms in the event of a Change-in-Control (as hereinafter defined);

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, the parties hereto, intending to be legally bound, do hereby mutually covenant and agree as follows:

1.           Term of Agreement.

This Agreement shall be effective as of the date and year first above written (the “Commencement Date”), and shall continue in effect through the date ending on the second anniversary of the Commencement Date (the “Term”); provided, however, that commencing on the date two years after the Commencement Date (the “Initial Renewal Date”), and on the first day of each calendar month following the calendar month in which falls the Initial Renewal Date (each such date and the Initial Renewal Date shall be hereinafter referred to as the “Renewal Date”), unless previously terminated, the Term shall be automatically extended so as to terminate twenty-five (25) calendar months from such Renewal Date, unless at least 60 days prior to the Renewal Date, Bank shall give notice to Executive that the Term shall not be so extended; provided, however, that no such notice by Bank shall be effective if prior to the date of such notice (i) a “Potential Change in Control” shall have occurred and the event giving rise thereto has not been terminated, abandoned or rescinded or (ii) a “Change in Control” shall have occurred.

2.           Definitions.

For purposes of this Agreement, the following terms shall have the following meanings:

(a)           A “Change in Control” shall be deemed to have occurred if, during the term of this Agreement:

(i)           any Person directly or indirectly or acting through one or more other Persons owns, controls or has power to vote more than 50% of the voting common stock of Bank or a Controlling Person; or

(ii)           any Person acquires or agrees to acquire all or substantially all of the assets and business of Bank or a Controlling Person; or

(iii)           any Person (A) is a party to a merger, consolidation or any other form of reorganization having substantially the same effect as a merger or consolidation, with Bank or a Controlling Person and (B) immediately prior to such transaction the Person had total assets as of the end of its most recent fiscal year equal to or greater than 100% of the total assets of Bank or the Controlling Person, as applicable, as of the end of its most recent fiscal year; or

(iv)           during any period of twenty-four (24) consecutive months, individuals who at the beginning of such period constitute the Board of Directors of Bank cease for any reason to constitute a majority of such Board, unless the election, or the nomination for election of each new Director was approved by a vote of a majority of the Directors then still in office who were Directors at the beginning of such period; or

(v)           the Board of Directors of Bank, by vote of two-thirds (2/3) of all the Directors (excluding Executive if Executive is a Director), adopts a resolution to the effect that a “Change in Control” has occurred for purposes of this Agreement.

(b)           A “Potential Change in Control” shall be deemed to have occurred if:

(i)           Bank or any Controlling Person enters into a letter of intent, memorandum of understanding, or definitive agreement providing for, or publicly announces that it is considering, one or more transactions, the consummation of which would result in the occurrence of a Change in Control;

(ii)           any Person (including Bank) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control; or

(iii)           the Board of Directors of Bank, by vote of two-thirds (2/3) of all the Directors (excluding Executive if Executive is a Director) adopts a resolution to the effect that a “Potential Change in Control” has occurred for purposes of this Agreement.

(c)           A “Person” shall include a natural person, corporation, or other entity. When two or more persons act as a partnership, limited partnership, syndicate, or other group for the purpose of acquiring, holding, or disposing of Beneficial Ownership of Company common stock, such partnership, syndicate, or group shall be considered a Person. Beneficial Ownership shall be determined under the then current provisions of Securities Exchange Act Rule 13d-3;17 C.F.R. § 240.13d-3.

(d)           A “Controlling Person” shall mean a Person who directly or indirectly or acting through one or more other Persons beneficially owns, controls or has power to vote 50% or more of the voting common stock of Bank, including without limitation, any holding company of Bank.

3.           Duties Upon Potential Change-in-Control.

In the event that a Potential Change-in-Control shall occur while Executive is employed by Bank, Executive shall use his reasonable best efforts to fulfill Executive’s responsibilities to Bank in the interests of Bank and the shareholders of Company and in order to explore and pursue fully the Potential Change-in-Control.

4.           Change in Control Payments and Benefits.

(a)           Payment upon a Change in Control. Subject to the provisions of Section 4(e), no later than ten (10) days following a Change in Control, Bank shall make the following payment to Executive:

(i)           A lump sum amount, in cash, equal to two and one-half times the sum of:

(A)	Executive’s annual base salary in effect immediately prior to the Change in Control; and

(B)
the greater of (I) Executive’s annual incentive bonus for the year in which the Change in Control occurs or, (II) if no such incentive bonus has yet been determined for such year, the greater of the Executive’s annual incentive bonus actually earned by Executive in the year immediately preceding the year in which the Change in Control occurs or the target annual incentive bonus for the year in which the Change in Control occurs.

(b)           Payments and Benefit upon Termination in Connection with a Change in Control. If within twenty-four (24) months following a Change in Control, Executive terminates employment with Bank for Good Reason or Bank terminates Executive’s employment without Cause, Bank shall provide the following payments and benefits to Executive:

(i)           Bank shall pay Executive’s full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, no later than the fifth day following the Date of Termination. Executive shall also receive all other amounts to which Executive is entitled under any benefit plan of Bank at the time such payments are due thereunder, subject, however, to the provisions of Section 4(d) hereof.

(ii)           An amount in cash equal to Executive’s annual incentive bonus that would be payable in cash for such year multiplied by a fraction, (A) the numerator of which equals the number of full or partial days in such annual performance period during which Executive was employed by Bank and (B) the denominator of which is 365.

(iii)           Stock options, restricted stock or other stock awards held by Executive at Executive’s Date of Termination, the vesting of which is service based, if not then vested and exercisable, will become fully vested and become exercisable at Executive’s Date of Termination, and, in other respects (including the period following termination during which such options may be exercised) such options, restricted stock or other stock awards shall be governed by the plans and programs and the agreements and other documents pursuant to which such options, restricted stock or other stock awards were granted.

(iv)           Any performance objectives upon which the earning of performance-based restricted stock or deferred stock awards, including outstanding stock plan awards and other long-term incentive awards, is conditioned shall be deemed to have been met at target level at Executive’s Date of Termination.

(v)           Following Executive’s Date of Termination, Bank shall arrange to provide Executive with life and health insurance benefits no less favorable than those which Executive was receiving immediately prior to Notice of Termination, with Executive paying the same portion of the cost of such coverage as existed at such time. If Executive elects after Date of Termination continued coverage under Bank’s health plan in accordance with the applicable provisions of the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), Executive shall continue to receive such individual and/or family health benefits coverage as Executive was receiving at Executive’s Date of Termination with Executive paying the same portion of the cost of such coverage as existed at such time, for so long during the continuation period as Executive elects to continue coverage and pays Executive’s portion of the costs of coverage. The foregoing coverages shall continue for a maximum of 30 months following Executive’s Date of Termination, provided that the coverages and reimbursement by the Bank of any expense incurred by Executive for such coverages or payment by the Bank directly to the person or entity providing such coverages for Executive shall not extend or be made beyond December 31st of the second calendar year following the year in which the Date of Termination occurs.

(vi)           A cash equivalent amount equal to the additional benefits under the Bank’s 401(k) Plan or other similar qualified plan (plus estimated earnings thereon) that Executive would have been entitled to had Executive continued in the employ of Bank for a 30-month period following Executive’s Date of Termination and made contributions under said plan at a rate, as a percentage of salary, equal to the rate at which Executive had made contributions to said plan in the plan year immediately preceding Executive’s Date of Termination.
(vii)           Bank shall reimburse Executive at least quarterly for amounts actually expended by Executive for outplacement and job search activities (including, but not limited to, reasonable office and secretarial expenses) in amounts in the aggregate up to 20% of Executive’s annual base salary and annual incentive compensation taken into account under Section 4(a)(i)(A) and (B) hereof, provided that such expenditures are actually incurred and submitted for reimbursement by Executive within the 24-month period following Executive’s Date of Termination and are appropriately documented by invoices and proof of payment. Such submitted expenses shall be reimbursed by Bank the earlier of 30 days after submission by the Executive of such expenses for reimbursement or December 31st of the second calendar year following the Date of Termination.

(viii)           Bank shall not be obligated to continue any disability or disability income insurance on behalf of Executive following Executive’s Date of Termination. To the extent permitted under any contracts, programs or policies of such nature in effect at the time of such termination, Executive may continue at Executive’s sole cost and expense for a period of up to eighteen (18) months.

(ix)           Following Executive’s Date of Termination, Executive shall continue to receive such perquisites, other than those specified in the preceding subparagraphs above, as Executive was receiving immediately prior to Executive’s Date of Termination by reimbursing Executive for the costs of such perquisites on the same cost sharing with Bank as was in effect immediately prior to Executive’s Date of Termination on or before the earlier of 30 days after submission of such costs for reimbursement by Executive or December 31st of the second calendar year following the year in which the Date of Termination occurs.

(x)           Bank shall reimburse Executive for the amount of any reasonable legal fees and expenses incurred by Executive in any successful action (whether or not arbitration or litigation shall be involved) to obtain or enforce any right or benefit provided to Executive by Bank hereunder or as confirmed or acknowledged hereunder on or before 30 days after submission of such costs for reimbursement by Executive or December 31st of the second calendar year following the year in which the Date of Termination occurs.

(c)           Termination Process. The following process shall apply with respect to any purported termination of Executive’s employment by Bank or by Executive during the twenty-four (24) months following a Change in Control.

(i)           Any such purported termination of Executive’s employment shall be communicated by the terminating party to the other party by written Notice of Termination.  Notwithstanding the foregoing, if Executive terminates employment for “Good Reason,” the written Notice of Termination must be provided within ninety (90) days following the date on which occurs the initial existence of any circumstance as provided in Section 4(g)(iii) hereof that constitutes a Good Reason.

(ii)           Within fifteen (15) days following communication of a Notice of Termination by Bank or Executive, Bank shall deliver to Executive a written statement of all payments and benefits (“Benefit Statement”) pertaining to Executive to be made pursuant to this Agreement and otherwise to Executive by Bank. Bank and Executive shall endeavor in good faith to address and resolve as soon as possible any questions, issues or disagreements relating to said Benefit Statement within fifteen (15) days following delivery to Executive of said Benefit Statement.

(iii)           Thereafter, Executive shall have a period of fifteen (15) days either to invoke the dispute resolution provisions of Section 13 hereof by notice to Bank or to provide Bank with a waiver in writing of his right to do so. Any failure by Executive to do either of the foregoing shall for all purposes of this Agreement be deemed to constitute a written waiver of Executive’s right to invoke the dispute resolution provisions of Section 13 hereof, but shall not otherwise affect or impair Executive’s rights or claims under this Agreement. Within five (5) business days thereafter, Bank shall either request from an independent tax advisor a determination of tax deductibility pursuant to Section 4(e) with respect to all payments and benefits reflected on the Benefits Statement or deliver to Executive a waiver in writing of its right to do so. Any failure by Bank to do either of the foregoing shall for all purposes of this Agreement be deemed to constitute a written waiver of Bank’s right to invoke application of the provisions of Section 4(e).

(d)           Time of Payment. Subject to the provisions of subsection (e) hereof, the payments provided for in the second sentence of clause (i) and in clauses (ii), (vi) and (vii) of Section 4(b) hereof, excluding, however, Bank’s reasonable estimate of any amounts that are in dispute, shall be made not later than thirty (30) business days following Executive’s Date of Termination.

(e)           Limitation of Benefits Under Certain Circumstances. If the payments and benefits pursuant to Section 4 of this Agreement, either alone or together with other payments and benefits Executive has the right to receive from Bank, would constitute a “parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the payments and benefits pursuant to Section 4 shall be reduced or revised, in the manner determined by Executive, by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits under Section 4 being non-deductible to Bank pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code.  Bank’s independent public accountants will determine any reduction in the payments and benefits to be made pursuant to Section 4; Bank will pay for the accountant’s opinion.  If Bank and/or Executive do not agree with the accountant’s opinion, Bank will pay to Executive the maximum amount of payments and benefits pursuant to Section 4, as selected by Executive, that the opinion indicates have a high probability of not causing any of the payments and benefits to be non-deductible to Bank and subject to the excise tax imposed under Section 4999 of the Code.  Bank may also request, and Executive has the right to demand that Bank request, a ruling from the IRS as to whether the disputed payments and benefits pursuant to Section 4 have such tax consequences.  Bank will promptly prepare and file the request for a ruling from the IRS, but in no event will Bank make this filing later than thirty (30) days from the date of the accountant’s opinion referred to above.  The request will be subject to Executive’s approval prior to filing; Executive shall not unreasonably withhold his approval.  Bank and Executive agree to be bound by any ruling received from the IRS and to make appropriate payments to each other to reflect any IRS rulings, together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.  Nothing contained in this Agreement shall result in a reduction of any payments or benefits to which Executive may be entitled upon termination of employment other than pursuant to Section 4 hereof, or a reduction in the payments and benefits specified in Section 4, below zero.

(f)           Separation from Service.  For purpose of this Agreement, Executive’s involuntary termination of employment or voluntary termination of employment for “Good Reason” shall mean “Separation from Service” as defined in Section 409A of the Code, and the Treasury Regulations promulgated thereunder, provided, however, that the Bank and Executive reasonably anticipate that the level of bona fide services Executive would perform after termination would permanently decrease to a level that is less than 50% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period.

(g)           Certain Definitions. Except as otherwise indicated in this Agreement, the following definitions shall be applicable under this Section 4.

(i)           Disability. “Disability” shall mean Executive’s absence from the full-time performance of Executive’s duties with Bank for six consecutive months as a result of Executive’s incapacity due to physical or mental illness or disability, and within 15 days after written Notice of Termination is thereafter given, Executive shall not have returned to the full-time performance of Executive’s duties.

(ii)           Cause. “Cause” shall mean termination on account of (A) the willful and continued failure by Executive to substantially perform Executive’s duties with Bank (other than any such failure resulting from Executive’s incapacity due to physical or mental illness or Disability or any failure after the issuance of a Notice of Termination by Executive for Good Reason) which failure is demonstrably and materially damaging to the financial condition or reputation of Bank and/or its affiliates, and which failure continues more than three (3) business days after a written demand for substantial performance is delivered to Executive by the Board, which demand specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive’s duties or (B) the willful engaging by Executive in conduct which is demonstrably and materially injurious to Bank or its affiliates, monetarily or otherwise. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a copy of the resolution duly adopted by the affirmative vote of not less than a majority in number of the entire membership of the Board of Directors (excluding Executive if Executive is then a Director) at a meeting of the Board (after reasonable notice to Executive and an opportunity for Executive, together with Executive’s counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, Executive was guilty of conduct set forth above in this Section 4(g)(ii) and specifying the particulars thereof in detail. For purposes of this Section, no act or failure to act by Executive shall be considered “willful” unless it is done, or omitted to be done, in bad faith and without reasonable belief that Executive’s action or omission was in the best interests of the Bank. Any act, or failure to act, based upon the advice of counsel for the Bank shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Bank.

(iii)           Good Reason. “Good Reason” shall mean, without Executive’s express written consent, the occurrence upon or after a Change in Control of any of the following circumstances unless, in the case of subsections (A), (B), (C), (D), (E), (F) or (G) hereof, such circumstances are fully corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof (provided, however, Bank will not be provided an opportunity to cure hereunder more than once):

(A)           a material and substantial reduction or other material and adverse change by the Bank in Executive’s position, authorities, or level of responsibilities as in effect immediately prior to the Change in Control;

(B)           a material reduction in Executive’s annual base salary as in effect immediately prior to the Change in Control;

(C)           the relocation of the principal place of Executive’s employment to a location more than thirty-five (35) miles from Executive’s principal place of employment immediately prior to the Change in Control;

(D)           the failure by Bank to continue in effect any material compensation or benefit plan in which Executive participated immediately prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by Bank to continue Executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amounts of benefits provided and the level of Executive’s participation relative to other participants, as existed at the time of the Change in Control;

(E)           the failure of Bank to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 11 hereof;

(F)           any purported termination of Executive’s employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Section 4(g)(v) hereof, which purported termination shall not be effective for purposes of this Agreement; or

(G)           any other action or inaction that constitutes a material breach by the Bank under the terms of this Agreement.

(iv)           Notice of Termination. “Notice of Termination” shall mean notice indicating the specific termination provision in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(v)           Date of Termination. “Date of Termination” shall mean (A) if Executive’s employment is terminated for Disability, 15 days after Notice of Termination is given (provided that Executive shall not have returned to the full-time performance of Executive’s duties during such 15-day period) or (B) if Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination for Cause, shall not be less than 30 days from the date such Notice of Termination is given and, in the case of a termination for Good Reason, shall not be less than 30 nor more than 60 days from the date such Notice of Termination is given).

5.           Mitigation.

So long as Executive shall not be in breach of any provisions of Sections 7 or 8, Executive shall not be required to mitigate the amount of payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of payment or benefit provided for under this Agreement be reduced by any compensation earned by Executive as the result of employment by another employer permitted by this Agreement.

6.           Release.

As a condition of receiving payments or benefits provided for in this Agreement (other than payments under Section 4(a) of this Agreement), at the request of Bank, or its successor, Executive shall execute and deliver for the benefit of Bank and any Controlling Person, a general release in substantially the form set forth in Attachment A hereto, and such release shall become effective in accordance with its terms. The failure or refusal of Executive to sign such a release or the revocation of such a release shall cause the termination of any and all obligations of Bank to make payments or provide benefits hereunder, and the forfeiture of Executive’s right to receive any such payments and benefits. Executive acknowledges that Bank has advised Executive to consult with an attorney prior to signing this Agreement and that Executive has had an opportunity to do so.

7.           Confidential Information.

Executive understands that in the course of Executive’s employment by Bank, Executive will receive or have access to, or has received or had access to, confidential information concerning the business or purposes of Bank which Bank desires to protect. Such confidential information shall be deemed to include, but not be limited to, Bank’s customer lists and information, and employee lists, including, if known, personnel information and data. Executive agrees that Executive will not at any time reveal to anyone outside Bank or use for Executive’s own benefit any such information without specific written authorization by Bank, which may be withheld by Bank in its sole discretion. Executive further agrees not to use any such confidential information or trade secrets in competing with Bank at any time.

8.           Non-Competition and Non-Disclosure; Non-Disparagement; Certain Forfeitures.

(a)           Non-Competition. In consideration for the compensation and benefits provided for by this Agreement, as affected by the provisions of Section 4(e) above, without the consent in writing of the Board of Directors of Bank, which may be withheld by Bank for any reason or no reason in Bank’s sole discretion, Executive will not, at any time that Executive shall be employed by Bank, or at any time during the period of eighteen (18) months following Executive’s Date of Termination, acting alone or in conjunction with others, directly or indirectly (i) engage (either as owner, investor, partner, stockholder, employer, employee, consultant, advisor, or director) in any business of any bank, bank holding company, savings bank, savings and loan association, savings and loan holding company, or other institution engaged in the business of accepting deposits and/or making loans, or any direct or indirect subsidiary or affiliate of any such entity, that conducts business or maintains an office within a thirty (30) mile radius of the Bank’s headquarters at 33 Waldo Street, Worcester, MA; (ii) solicit or otherwise induce any customer of Bank or any of its affiliates to curtail or cancel their business with Bank or any such affiliate; (iii) solicit or otherwise induce or attempt to influence any employee of Bank or any affiliate to terminate employment; or (iv) solicit, hire or retain as an employee or independent contractor, or assist any third party in the solicitation, hire, or retention as an employee or independent contractor, any person who during the twelve months prior to the Date of Termination was an employee of Bank or any such affiliate; provided, however, that activities engaged in by Executive by or on behalf of Bank are not restricted by this covenant. The provisions of clauses (i), (ii), (iii), and (iv) above are separate and distinct commitments, each independent of the other subparagraphs. It is agreed that the ownership by Executive of not more than one percent (1%) of the equity securities of any company having securities listed on an exchange or regularly traded in the over-the-counter market shall not, of itself, be deemed inconsistent with clause (i) of this Section 8(a).

(b)           Non-Disparagement. Executive shall not, at any time during the term of this Agreement or thereafter, willfully make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which is intended to, directly or indirectly, disparage and cause financial harm to Bank or any of its affiliates or their respective officers, directors, employees, advisors, businesses or reputations. Notwithstanding the foregoing, nothing in this Agreement shall preclude Executive from making truthful statements that are required by applicable law, regulation or legal process.

(c)           Injunction. Executive hereby acknowledges that Executive’s services are unique and extraordinary, and are not readily replaceable, and hereby expressly agrees that Bank, in enforcing the covenants contained in Sections 7 and 8 herein, in addition to any other remedies provided for herein or otherwise available at law, shall be entitled in any court of equity having jurisdiction to an injunction restraining him in the event of a breach, actual or threatened, of the agreements and covenants contained in such Sections.

(d)           Scope. The parties hereto believe that the restrictive covenants contained in Sections 7 and 8 hereof are reasonable. However, if at any time it shall be determined by any court of competent jurisdiction that these Sections or any portion of them as written, are unenforceable because the restrictions are unreasonable, the parties hereto agree that such portions as shall have been determined to be unreasonably restrictive shall thereupon be deemed so amended as to make such restrictions reasonable in the determination of such court, and the said covenants, as so modified, shall be enforceable between the parties to the same extent as if such amendments had been made prior to the date of any alleged breach of said covenants.

9.           Right of Discharge.

Subject to the obligations to make the payments specified in Section 4, it is expressly agreed that Bank shall have the right to discharge or terminate Executive at any time and for any reason, or no reason.

10.           Exclusivity.

It is understood and agreed that if any payments are due and made to Executive under this Agreement then no payments will be due or required, and Bank shall not in any respect be obligated to Executive, under any other severance pay plan, agreement, or arrangement that might otherwise be applicable to Executive, or under or by reason of any employment severance pay or similar agreement between Bank and Executive.

11.           Successors; Binding Agreement.

(a)           This Agreement shall be binding upon and inure to the benefit of and be enforceable by any and all successors and assigns of Bank. Bank shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Bank, and in the case of an acquisition of Bank in which the corporate existence of Bank continues, the ultimate parent company following such acquisition, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Bank would be required to perform it if no such succession had taken place. As used in this Agreement, “Bank” shall mean Bank as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(b)           This Agreement shall be binding upon and inure to the benefit of and be enforceable by Executive and Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. In the event of Executive’s death following becoming entitled to payments hereunder but prior to completion of such payments, all amounts otherwise payable to Executive hereunder shall, unless otherwise provided herein, be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee or other designee specifically named in a writing signed by Executive and delivered to Bank or, if there is no such designee, to Executive’s estate.

12.           Notice.

Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when (a) personally delivered, (b) sent by Federal Express or other similar overnight service or (c) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt. In the case of Federal Express or other similar overnight service, such notice or advice shall be effective and deemed delivered when sent, and, in the cases of certified or registered mail, shall be effective and deemed delivered two days after deposit into the mail by delivery to the U.S. Post Office.

If to Executive, to:
Charles R. Valade
18 Lanes End
Sutton, MA 01590-2983

If to Bank, to:
Commonwealth National Bank
33 Waldo Street
Worcester, MA 01613-0830
Attn: Chairman, Board of Directors

13.           Dispute Resolution.

(a)           Negotiation. Bank and Executive shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between the designated representative of the Board of Directors of Bank and Executive. Any party may give the other party written notice of any dispute in accordance with the notice procedures set forth in Section 12. Within 15 days after delivery of the notice, the receiving party shall submit to the other, in accordance with the notice procedures set forth in Section 12, a written response. The notice and response shall include a statement of that party’s position and summary of arguments supporting that position. Within 15 days after delivery of the initial notice, the parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

(b)           Mediation. If the dispute has not been resolved by negotiation as provided herein within 30 days after delivery of the initial notice of negotiation, or if the parties failed to meet within 30 days after delivery of such notice, the parties shall endeavor to settle the dispute by mediation; provided, however, that if one party fails to participate in the negotiation as provided herein, the other party may initiate mediation prior to the expiration of the 90 days.

(c)           Arbitration. Any dispute arising under or in connection with this Agreement which has not been resolved by mediation as provided herein within 30 days after initiation of the mediation procedure, shall be finally resolved by arbitration in accordance with the rules of the American Arbitration Association then currently in effect. The place of arbitration shall be Worcester or Boston, Massachusetts. For purposes of entering any judgment upon an award rendered by the arbitrators, Bank and Executive hereby consent to the jurisdiction of any or all of the following courts: (i) the United States District Court for the District of Massachusetts, (ii) any of the courts of the Commonwealth of Massachusetts, or (iii) any other court having jurisdiction. Venue shall be in Worcester, Massachusetts. Bank and Executive hereby agree that a judgment upon an award rendered by the arbitrators may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Subject to subsection (e) of this Section 13, Bank shall bear all costs and expenses arising in connection with any arbitration proceeding pursuant to this Section 13(c). Notwithstanding any provision in this Section 13(c), Bank shall be obligated to pay any and all undisputed amounts under this Agreement pursuant to Section 4 above, and Executive shall be entitled to seek specific performance of Executive’s right to be paid during the pendency of any dispute or controversy arising under or in connection with this Agreement.

(d)           Interest on Unpaid Amounts. Any amount which has become payable pursuant to the terms of this Agreement or any decision by arbitrators or judgment by a court of law pursuant to this Section 13 but which has not been timely paid shall bear interest at the prime rate as quoted by Bank at the time such amount first becomes payable and remain fixed at that rate until such amounts are paid.

(e)           Costs of Proceedings. Bank shall pay all costs and expenses, including all attorneys’ fees and disbursements, of Bank and, at least monthly, Executive, in connection with any proceedings undertaken pursuant to this Section 13, whether or not instituted by Bank, or Executive, relating to the interpretation or enforcement of any provision of this Agreement; provided that if Executive instituted the proceeding and a finding is entered that Executive instituted the proceeding without a good faith belief that Executive would prevail on at least one material issue, Executive shall pay all of Executive’s costs and expenses, including attorneys’ fees and disbursements and reimburse Bank for all of such costs and expenses of Executive theretofore paid by Bank, within 60 days after the final determination of all of such proceedings.

14.           Regulatory Limitation.

Notwithstanding any other provision of this Agreement, Bank shall not be obligated to make, and Executive shall have no right to receive, any payment, benefit or amount under this Agreement which would violate any law, regulation or regulatory order applicable to Bank or its parent at the time such payment, benefit or amount is due, including, without limitation, Section 1828(k)(1) of Title 12 of the United States Code and any regulation or order thereunder of the Federal Deposit Insurance Corporation (“Prohibited Payment”). If and to the extent Bank shall at a later date be relieved of the restriction on its ability to make any Prohibited Payment, then at such time Bank shall promptly make payment of any such amounts to Executive.

15.           Miscellaneous.

Except as to a waiver described in Section 4(c) above, no provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer as may be designated by the Board of Directors of Bank, acting upon the direction of said Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any prior or subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts without regard to its conflicts of law principles. All references to sections of the Exchange Act, the Code or the United States Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law.

16.           Validity.

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

17.           Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

18.           Entire Agreement.

This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and during the term of this Agreement supersedes the provisions of all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of either party hereof with respect to the subject matter contained herein. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

IN WITNESS WHEREOF, Bank has caused this amended and restated Agreement under seal to be executed by a duly authorized officer, and Executive has executed this Agreement, as of November 4, 2008.

COMMONWEALTH NATIONAL BANK

By: ___/s/ Harris L. MacNeill____________
Name: Harris L. MacNeill
Its Chairman of the Compensation Committee of the Board
of Directors

EXECUTIVE

By: ___/s/ Charles R. Valade____________
Name: Charles R. Valade